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                                                                     EXHIBIT 1.3



                                1,400,000 SHARES

                           COMMON STOCK, NO PAR VALUE

                             SUNHAWK.COM CORPORATION


                            SELECTED DEALER AGREEMENT


Ladies and Gentlemen:

            1. Registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,400,000 shares (the "Firm Shares") of common stock, no par value (the "Common Stock"), of Sunhawk.com Corporation, a Washington corporation (the "Company"), plus 210,000 shares (the "Option Shares") of Common Stock which are the subject of an option granted to the underwriters solely to cover over-allotments, if any, (the Firm Shares and the Option Shares are hereinafter collectively referred to as the "Stock"), as more fully described in the final prospectus enclosed herewith (the "Prospectus"), has become effective. We are offering certain of shares of the Stock for purchase by a selected group signing this Agreement (the "Selected Dealers") on the terms and conditions stated herein.


Authorized Public
Offering Price:         $_______ per share of Stock.

Dealers' Selling
Concession:             Not to exceed $.____ per share of Stock, payable upon
                        termination of this Agreement, except as provided below.
                        We reserve the right not to pay such concession on any Stock purchased by any of the Selected Dealers from us and repurchased by us at or below the price stated above prior to such termination.

Reallowance:            You may reallow not in excess of $.____ per share of
                        Stock as a selling concession to dealers who are members in good standing of the National Association of Securities Dealers, Inc. ("NASD") or to foreign dealers who are not eligible for membership in the NASD and who have agreed not to sell the Stock (i) to purchasers in, or to persons who are nationals of, the United States of America; and (ii) except in compliance with the Interpretation with Respect to Free-Riding and Withholding of the NASD (the "Interpretation") as to sales outside the United States.

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Delivery and Payment:   Delivery of the Stock shall be made on or
                        about __________, 2000 or such later date as we may advise, using the facilities of the Depository Transfer Corporation, or at such other place as we shall specify on not less than one day's notice to you. Payment for the Stock is to be made, against delivery, at the full authorized public offering price stated above, or, if we shall so advise you, at the public offering price less the dealers' selling concession stated above, by a certified or official bank check payable in same-day funds to the order of_______________________ as agent for Joseph Gunnar & Co., LLC.

Termination:            This Agreement shall terminate at the close of business
                        on the 30th day following the effective date of the Registration Statement (of which the enclosed Prospectus forms a part), unless extended at our discretion for a period or periods not to exceed in the aggregate 30 additional days. We may terminate this Agreement, whether or not extended, at any time without notice.

            2. Except as otherwise expressly provided in this Agreement, members of the Selected Dealers may immediately offer the Stock for sale and take orders therefor only at the public offering price, subject to confirmation and allotment by us. We, in turn, are prepared to receive orders subject to confirmation and allotment by us. We reserve the right to reject any order in whole or in part or to allot less than the number of shares of Stock for which application has been made. Orders transmitted by telephone must be promptly confirmed by letter or telegram.

            3. You, by becoming a member of the Selected Dealers, agree (a) to take up and pay for the shares of Stock allotted and confirmed to you; (b) not to use any of the Stock to reduce or cover any short position you may have; (c) upon our request, to advise us of the number of shares of Stock purchased from us as manager of the Selected Dealers remaining unsold by you and to resell to us any or all of such unsold Stock at the public offering price stated above, less all or such part of the concession allowed you as we may determine; and (d) to make available a copy of the Prospectus to all persons who on your behalf will solicit orders for the Stock prior to the making of such solicitations by such persons. You are not authorized to give any information or to make any representations other than those contained in the Prospectus or any supplements or amendments thereto.

            4. As contemplated by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), you agree to mail a copy of the Prospectus to any person making a written request therefor during the period referred to in the rules and regulations adopted under the Exchange Act, the mailing to be made to the address given in the request. You confirm that you have delivered all preliminary prospectuses and revised preliminary prospectuses, if any, required to be delivered under the provisions of Rule 15c2-8 and agree to deliver all copies of the Prospectus required to be delivered thereunder. We have heretofore delivered to you such preliminary prospectuses as have been required by you, receipt of which is hereby acknowledged, and will deliver such further prospectuses as may be requested by you.



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            5. You agree that until termination of this Agreement you will not make purchases or sales of the Common Stock except (a) pursuant to this Agreement, (b) pursuant to authorization received from us or (c) in the ordinary course of business as broker or agent for a customer pursuant to any unsolicited order.

            6. Additional copies of the Prospectus and any supplements or amendments thereto shall be supplied to you in reasonable quantity upon your request.

            7. The Stock is offered by us for delivery when, as and if sold to, and accepted by, us and subject to (i) the terms herein and in the Prospectus or any supplements or amendments thereto, (ii) our right to vary the concessions and terms of offering after their release for public sale, (iii) approval of counsel as to legal matters and (iv) withdrawal, cancellation or modification of the offer without notice.

            8. Upon written application to us, you shall be informed as to the jurisdictions under the securities or blue sky laws of which we believe the Stock is eligible for sale, but we assume no responsibility as to such eligibility or the right of any member of the Selected Dealers to sell any of the Stock in any jurisdiction. Upon the completion of the public offering contemplated herein, each member of the Selected Dealers agrees to promptly furnish to us, upon our request, territorial distribution reports setting forth each jurisdiction in which sales of the Stock were made by such member, the number of shares of Stock sold in such jurisdiction, and any further information that we may request, in order to permit us to file on a timely basis any report which we as underwriter of the offering or manager of the Selected Dealers may be required to file pursuant to the securities or blue sky laws of any jurisdiction.

            9. You, by becoming a member of the Selected Dealers, represent that you are (a) a member in good standing of the NASD or (b) a foreign dealer who is not eligible for membership in said NASD, and have agreed not to sell the Stock
(i) to purchasers in, or to persons who are nationals of, the United States of America; and (ii) except in compliance with (A) the Interpretation with Respect to Free-Riding and Withholding of said NASD as to sales outside the United States and (B) Sections 2730, 2740, 2420 (as applicable to a non-member broker/dealer in a foreign country) and 2750 of said NASD's Conduct Rules. In addition, if you are a member of the NASD you confirm that you will not reallow any commissions to any non-member broker/dealers, including foreign broker/dealers registered pursuant to the Exchange Act.

            You further represent and warrant that neither you nor any of your affiliates (as such term is defined in Rule 405 promulgated under the Securities
Act) have received compensation of any nature from the Company pursuant to any agreement, arrangement or understanding with the Company or otherwise during the 12-month period prior to and including the date hereof and neither you nor any such affiliate will enter into any agreement, arrangement or understanding with the Company for or otherwise receive compensation of any nature from the Company during the 12-month period following the date hereof.

            10. You, by becoming a member of the Selected Dealers, represent that neither you nor any of your directors, officers, partners or "persons associated with" you (as defined in the By-Laws of the NASD), nor, to your knowledge, any "related person" (defined by the NASD



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to include counsel, financial consultants and advisors, finders, members of the selling or distribution groups, and any other persons associated with or related to any of the foregoing) or any other broker/dealer, (i) within the last 18 months have purchased in private transactions, or intends before, at or within six months after the commencement of the public offering of the Stock to purchase in private transactions, any securities of the Company or any parent, predecessor or subsidiary thereof; (ii) within the last 12 months had any dealings with the Company or the parent, predecessor, subsidiary or controlling stockholder thereof; or (iii) have, except as contemplated by this Agreement, any agreement, arrangement or understanding to receive compensation in connection with (as defined by the NASD) the distribution of the Stock.

            11. Nothing herein shall constitute any members of the Selected Dealers partners with us or with each other, but you agree, notwithstanding any prior settlement of accounts or termination of this Agreement, to bear your proper proportion of any tax or other liability based upon the claim that the Selected Dealers constitute a partnership, association, unincorporated business or other separate entity and a like share of any expenses of resisting any such claim.

            12. We shall be the underwriter of the offering and manager of the Selected Dealers and shall have full authority to take such action as we may deem advisable with respect to all matters pertaining to the offering or the Selected Dealers or any members of them. Except as expressly stated herein, or as may arise under the Securities Act, we shall be under no liability to any member of the Selected Dealers as such for, or with respect to, (i) the validity of the Stock; (ii) the form of, or the statements contained in, the Prospectus, the Registration Statement of which the Prospectus forms a part, any supplements or amendments to the Prospectus or such Registration Statement, any preliminary prospectus, any instruments executed by or obtained from, or any supplemental sales data or other letters from, the Company, or others; (iii) the form or validity of the Underwriting Agreement or this Agreement; (iv) the eligibility of the Stock for sale under the laws of any jurisdiction; (v) the delivery of the Stock; (vi) the performance by the Company, or others, of any agreement on its or their part; or (vii) any matter in connection with any of the foregoing, except our own want of good faith.

            13. If for federal income tax purposes the Selected Dealers, among themselves or with us, should be deemed to constitute a partnership, then we elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and we agree not to take any position inconsistent with such selection. You authorize us, in our discretion, to execute and file on your behalf such evidence of such election as may be required by the Internal Revenue Service.

            14. All communications from you shall be addressed to us at Joseph Gunnar & Co., LLC, 30 Broad Street, 12th Floor, New York, New York 10004,
Attention: Neal Scott, Syndicate Department. Any notice from us to you shall be given if mailed, telegraphed or telexed to you at the address to which this letter is mailed. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict of laws rules or principles. Time is of the essence in this Agreement.



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            If you desire to become a member of the Selected Dealers, please advise us to that effect immediately by telegram and sign and return to us the enclosed counterpart of this letter.



                                          Very truly yours,

                                          JOSEPH GUNNAR & CO., LLC



                                          By:
                                             -----------------------------------
                                               Name:  Joseph A. Alagna, Jr.
                                               Title: A Member


      We accept membership in the Selected Dealers on the terms specified above and acknowledge receipt of the final Prospectus. In purchasing any Stock, we have relied solely on the final Prospectus and on no other statements, written or oral.


Dated:  February ___, 2000




                                             -----------------------------------
                                                      (Name of Entity)



                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:



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